UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of
Shareholders and Proxy Statement

April 30, 2010
1:00 p.m. Eastern Daylight Time

Loews Hotel Vogue
1425 Rue De La Montagne
Montreal, Quebec
Canada H3G 1Z3

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The following proxy materials are available for you to review online at www.proxydocs.com/rti:

•	This Proxy Statement

•	Form of Company Proxy Card

•	The Company’s 2009 Annual Report to Shareholders (which is not deemed to be part of the official proxy soliciting materials)

•	Any amendments to these materials required to be furnished to our shareholders

This website is designed to provide complete anonymity with respect to a shareholder accessing the website, consistent with the Securities and Exchange Commission rules.

Westpointe Corporate Center One, 5th Floor
1550 Coraopolis Heights Road
Pittsburgh, Pennsylvania 15108-2973

April 1, 2010

Dear RTI Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders on April 30, 2010, at the Loews Hotel Vogue in Montreal, Canada.

The meeting will begin promptly at 1:00 p.m. Eastern Daylight Time with a report on Company operations. We will then elect directors and seek ratification of the appointment of our independent registered public accounting firm.

You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2010 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Dawne S. Hickton Vice Chairman, President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
RTI INTERNATIONAL METALS, INC.

Time:
       1:00 p.m. Eastern Daylight Time

Date:
       April 30, 2010

Place:
       Loews Hotel Vogue
       1425 Rue De La Montagne
       Montreal, Quebec
       Canada H3G 1Z3

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Chad Whalen
Secretary

April 1, 2010

Only shareholders of record on March 15, 2010 may vote at the meeting.

PROXY STATEMENT

General Information

•	Who may vote?

Shareholders of RTI as of the close of business on the record date, March 15, 2010, are entitled to vote at the Annual Meeting.

•	What may I vote on?

You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2010, and

(3)	any other matters that may be properly presented at the meeting.

•	Voting recommendations

The Board recommends that you vote:

FOR each of the nominees presented in this proxy statement and

FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2010.

•	Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about April 1, 2010.

•	How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.investorvote.com) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-800-652-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals.

You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the Internet or by telephone, or by voting in person at the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

RTI International Metals, Inc. (“RTI” or the “Company”) is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board of Directors, applies to all directors and employees of the Company, including all of its executive and other officers and its principles extend to those with whom we conduct business. The Code of Ethical Business Conduct is intended to comply with the requirements of the New York Stock Exchange and Securities and Exchange Commission regulations.

The Code of Ethical Business Conduct is posted under the Investor Relations link on the Company’s website, www.rtiintl.com. Any amendments as well as waivers of the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the website. There were no waivers during 2009.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Governance Guidelines”) were adopted by the Board of Directors to promote sound corporate citizenship and are intended to comply with the requirements of the New York Stock Exchange. The Governance Guidelines, taken together with the charters of the various committees of the Board of Directors, provide the framework for the corporate governance of the Company. The Governance Guidelines cover a number of topics, including: the size and role of the Board of Directors; non-employee director executive sessions; attendance at Board of Directors meetings; access to senior management and advisors; compensation of the Board of Directors; independence, composition and membership criteria of the Board of Directors; self-assessment of the Board of Directors; retirement age; and process for nominations to the Board of Directors.

The Company’s Governance Guidelines are posted under the Investor Relations link on the Company’s website, www.rtiintl.com.

Director Education

The Company has educational presentations from time to time at Board and Committee meetings and encourages its directors to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors. Any director who attends an educational seminar or conference may receive reimbursement from the Company for the reasonable costs incurred in connection with his or her attendance. Three directors attended director education seminars or programs sponsored by a third party during 2009.

The Board of Directors

The business and affairs of the Company are conducted under the general direction of the Board of Directors (the “Board”). The Board presently consists of ten members, nine of whom are neither officers nor employees of the Company or its subsidiaries. The Board has determined that Craig R. Andersson, Daniel I. Booker, Donald P. Fusilli, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday, Bryan T. Moss, and James A. Williams all meet applicable Securities and Exchange Commission and New York Stock Exchange rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material. Mr. Andersson is not standing for reelection in 2010 as he has reached the mandatory retirement age of 72 as set forth in the Company’s Governance Guidelines. His seat will not be filled, and consequently, following the 2010 annual meeting the Board’s size will be reduced to nine members, eight of whom are independent.

The Board met nine times during 2009. All of the directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve. The Chairman of the Board, Mr. Hernandez, chairs the regularly-scheduled executive sessions of the non-management directors. In the Chairman’s absence, Ms. Holiday, chair of the Nominating/Corporate Governance Committee, chairs the meeting.

It is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others for nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Company’s Secretary, at the address set forth under the caption “Other Information” on the last page of this proxy document, for presentation to the Nominating/Corporate Governance Committee. Board Membership criteria considered by the Committee is discussed below under the caption “Nominating/Corporate Governance Committee” and is set forth in the Company’s Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

There are four principal committees of the Board. Committee membership, the functions of each committee and the number of meetings held during 2009 are described below.

Audit Committee

The current members of the Audit Committee are James A. Williams (Chairman), Donald P. Fusilli, Jr., Ronald L. Gallatin, and Robert M. Hernandez. All of the members of this Committee met the New York Stock Exchange’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Fusilli, Gallatin, Hernandez, and Williams are each qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission regulations, and that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in overseeing the Company’s financial reporting process and systems of internal accounting control, the Company’s compliance with legal and regulatory requirements and qualifications, and the independence and performance of the Company’s internal auditors and independent registered public accounting firm. The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has adopted, and the Board has approved, the Audit Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Audit Committee held six meetings in 2009.

The Compensation Committee

The Compensation Committee discharges the Board’s duties concerning executive compensation.

The current members of the Compensation Committee are Daniel I. Booker (Chairman), Craig R. Andersson, Charles C. Gedeon, Edith E. Holiday, and Bryan T. Moss. All of the members of this Committee met the New York Stock Exchange’s rules and listing standards for independence for purposes of the Compensation Committee.

The Compensation Committee is responsible for review and approval of the Company’s compensation philosophy; executive compensation programs, plans, and awards (see “Compensation Discussion and Analysis” on page 17 for further information); policies, principles, and procedures for selection and performance review of the Chief Executive Officer (the “CEO”) and other top members of management; and for establishing the CEO and other top management’s compensation levels based on the Compensation Committee’s evaluation of their performance. The Compensation Committee also administers the Company’s long-term incentive plans and stock or stock-based plans. The Committee is also tasked with the review of management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement. The

Compensation Committee has adopted, and the Board has approved, a Compensation Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Compensation Committee held three meetings in 2009.

Nominating/Corporate Governance Committee

The current members of the Nominating/Corporate Governance Committee are Edith E. Holiday (Chair), Daniel I. Booker, and Robert M. Hernandez. All of the members of the Nominating/Corporate Governance Committee met the New York Stock Exchange’s rules and listing standards for independence for purposes of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board candidates for election at the Annual Meeting of Shareholders or by the Board to fill vacancies occurring on the Board; and also reviewing and evaluating the Company’s director compensation from time to time. Board candidates are typically suggested by members of the Nominating/Corporate Governance Committee; however, the Nominating/Corporate Governance Committee also considers Board candidates recommended or identified by other directors, management, employees, shareholders, and other constituencies. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to the Company as well as conducting periodic reviews of such principles. The Nominating/Corporate Governance Committee has adopted, and the Board has approved, a Nominating/Corporate Governance Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members and candidates for the Board within the context of the current make-up of the full Board, which is premised on the concept that the Company’s Board members should have individual backgrounds that, when combined, provide a diverse portfolio of experience and knowledge that well serve the Company’s governance and strategic needs. Although the Board does not have a specific diversity policy, candidates for Board service are considered on the basis of a range of criteria including the current composition of the Board and the need to maintain a diversity of talents, backgrounds and perspectives. Further, candidates are evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship. See “Shareholder Proposals” on page 43 of this proxy statement for additional information regarding procedures to be followed by shareholders in submitting recommendations. Additional information concerning director candidates is contained in the Company’s Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website at www.rtiintl.com.

The Nominating/Corporate Governance Committee held four meetings in 2009.

Executive Committee

The current members of the Executive Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Daniel I. Booker, and Dawne S. Hickton.

The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Executive Committee must be reported at the Board’s next meeting. The Executive Committee held no meetings during 2009.

Board Leadership Structure

Mr. Hernandez serves as the independent Chairman of the Board and has served in such position since the Company became publicly traded. Ms. Hickton currently serves as Vice Chairman, President and Chief Executive Officer. The Board of Directors believes this is currently the most appropriate structure for the Company because it allows each person to focus on their respective roles; our CEO can focus on the strategic direction of the Company and the day-to-day leadership and performance of the Company, while our Chairman can focus on providing guidance to our CEO and setting the agenda and presiding over meetings of the full Board.

While the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to evaluate the current needs and interests of the Company and its shareholders at any given point in time and to make changes appropriate for those facts and circumstances.

Board’s Role in the Oversight of Risk Management

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk assessment and management activities being undertaken by management throughout the year, in addition to its other duties. In this role, the Audit Committee receives reports from management, internal audit, and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. Although the Audit Committee leads these efforts, risk management is periodically reported on at the full Board level and feedback is sought from each director as to the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and discussion with management.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s directors are elected for one-year terms. As set forth in the Company’s Governance Guidelines, non-employee directors may not stand for election after age seventy-two. The Board has the ability to extend the retirement age for a particular director. Employee directors leave the Board when they retire from or otherwise leave the Company.

The Board has nominated nine directors for election — each of the current directors with the exception of Mr. Andersson who has reached the retirement age and is not standing for reelection. Of the nine individuals who are nominees for election, one is a current Company officer and the remaining eight are high-level current or former executives with professional experience. If any nominee is unable to stand for election, your proxy may be voted for another nominee designated by the Board.

The professional and personal backgrounds, experiences, qualifications, attributes and skills of each nominee, as set forth below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that all nominees possess additional qualifications, attributes, and skills that led the Board to believe the nominee should serve as a director, including broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship.

NOMINEES FOR DIRECTOR

DANIEL I. BOOKER	Age: 62

Partner,	Director since 1995
Reed Smith LLP
(law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is a director of Océ USA Holding, Inc.; a member of the Judicial Council of Pennsylvania; and an officer or director of other community and professional organizations. In addition to Mr. Booker’s experience as a legal advisor to a wide range of businesses, he brings to the Board demonstrated leadership skills, both as the former Managing Partner of a large law firm and through his service as a director of various corporate, community and professional organizations.

DONALD P. FUSILLI, JR.	Age: 58

Business Consultant	Director since 2003

Mr. Fusilli is the owner of The Telum Group, a privately-held consulting firm focusing on strategic planning, business development, program/project management and selected recruiting. He served as Chief Executive Officer of David Evans Marine Science, Inc., a Portland, Oregon company providing hydrogeographic surveying of seabed surfaces, in 2008. Mr. Fusilli was President and Chief Executive Officer of Michael Baker Corporation from April 25, 2001 to September 12, 2006. He joined Michael Baker in 1973 and spent six years in the engineering department before obtaining his law degree in 1979. He became General Counsel in 1984, Executive Vice President Administration of the Energy Group in 1994 and Executive Vice President and General Manager of the Group in 1995. He was elected President and Chief Operating Officer in March 2000. Mr. Fusilli is a Civil Engineering graduate of Villanova University and holds a juris doctor degree from Duquesne University School of Law. He also attended the Advanced Management Program at the Harvard University Business School. Mr. Fusilli is also a Director of Sterling Construction Company, Inc. and Merrick & Company. Mr. Fusilli brings leadership skills developed through his executive management experience and service on other boards. In addition, his engineering experience and knowledge of the energy industry contribute to the Board’s breadth of knowledge.

RONALD L. GALLATIN	Age: 64

Retired Managing Director	Director since 1996
Lehman Brothers Inc.
(investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has bachelor’s, juris doctor and master of laws (taxation) degrees and is a Certified Public Accountant. Mr. Gallatin provides financing and investment banking experience as a result of his career on Wall Street and educational background. He has also demonstrated a sense of social responsibility and fiduciary leadership through his involvement with various charitable organizations.

CHARLES C. GEDEON	Age: 69

Retired Businessman	Director since 1991

Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President Operations of National Steel Corporation. Mr. Gedeon brings an understanding of the metals industry to the Board. He also possesses executive management, commercial and operational skills that contribute to the Board’s knowledge base.

ROBERT M. HERNANDEZ	Age: 65

Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his masters of business administration from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of BlackRock Open End Equity & Long-Term Bond Funds; lead director of American Casualty Excess (ACE) Limited; a director of Eastman Chemical Company; and a director of Tyco Electronics Corporation. As a former executive officer of USX and one of RTI’s original directors upon becoming publicly traded, he brings to the Board executive management and financial experience in the metals industry. Through his service as a director on various publicly-traded companies, Mr. Hernandez has leadership, finance and corporate governance experience.

DAWNE S. HICKTON	Age: 52

Vice Chairman, President and Chief Executive Officer	Director since 2007

Ms. Hickton has served as the Vice Chairman, President and Chief Executive Officer of the Company since October 2009 and as Vice Chairman and Chief Executive Officer of the Company since 2007. Since June 2005, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. She holds a bachelor’s degree from the University of Rochester and a juris doctor degree from the University of Pittsburgh. She is also a director of F.N.B. Corporation and a member of the Board of Trustees of the University of Pittsburgh. As the most senior executive of the Company, Ms. Hickton provides the Board with insight into the Company’s business operations, opportunities and challenges. In addition, Ms. Hickton’s history with the Company, metals industry experience and service on other boards of directors, support her leadership skills and contributions to the Board.

EDITH E. HOLIDAY	Age: 58

Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999.  She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that, she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She has bachelor’s and juris doctor degrees from the University of Florida. Ms. Holiday’s service on the boards of multiple publicly-held companies allows her to bring leadership skills and experience in a variety of matters to the Company’s Board. This experience and skill set, as well as her legal background and the skills she developed while serving in various positions with the federal government, led to the conclusion that she should serve as a director.

BRYAN T. MOSS	Age: 70

Retired Businessman	Director since June 2008

Mr. Moss served as President Emeritus of Gulfstream Aerospace (a subsidiary of General Dynamics Corporation) from April 2007 until his retirement in March 2008, and prior to that served for four years as President of Gulfstream Aerospace and Executive Vice President, Aerospace Group, General Dynamics Corporation. Mr. Moss is currently serving as a consultant to General Dynamics and has served on the U.S.-Japan Business Council, the U.S.-China Business Council, and the U.S.-Hong Kong Business Council. He is also a member of the Georgia Tech Advisory Board and the Savannah College of Art and Design Board of Visitors. Mr. Moss’s experience and international business contacts in the aerospace industry, as well as his management, commercial leadership and consulting skills developed throughout his career, led the Board to conclude that he should serve as a director.

JAMES A. WILLIAMS	Age: 65

Retired Partner	Director since 2005
Ernst & Young
(accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years’ experience working with large multi-national clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a Certified Public Accountant and has a bachelor’s degree from Miami University. Mr. Williams adds financial reporting and management skills as a result of his long career with a large public accounting firm, and further enhances the Board’s knowledge base with respect to accounting, financial and other matters.

Vote Required

Each share of the Company’s Common Stock is entitled to one vote per share. Under Ohio law and the Company’s Code of Regulations, the nine director candidates receiving the greatest number of votes for election will be elected to the Company’s Board of Directors. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted for the election of the Board of Directors’ nominees unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy. Abstentions will have no effect on the outcome of the vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes”, however, will be counted in determining whether there is a quorum.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as the independent registered public accounting firm for the Company and its predecessors for a number of years. For 2009, PwC rendered professional services in connection with the audit of the financial statements of the Company and its subsidiaries, including the review of quarterly reports and filings with the Securities and Exchange Commission, and provided tax services. They are knowledgeable about the Company’s operations and accounting practices and are well qualified to act as the independent registered public accounting firm, and the Audit Committee has selected PwC as such for 2010.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of RTI’s annual financial statements and review of financial statements in the Company’s Quarterly Reports on Form 10-Q in 2009 and 2008 were $1,895,683 and $1,841,412, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PwC that were related to the services described above were $4,000 and $21,000 in 2009 and 2008, respectively. These services include certain agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services in 2009 and 2008 were $530,925 and $115,000, respectively. The services comprising these fees include federal and state tax return compliance, international tax consulting projects, and assistance with new tax pronouncements.

All Other Fees

Other than fees disclosed above, there was a payment of $2,400 related to licensing fees in each of 2009 and 2008.

The Audit Committee pre-approves the Audit Plan on an annual basis along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Audit Committee to pre-approve additional audit and non-audit fees between meetings, subject to review by the full Audit Committee at the next regularly scheduled meeting. For 2009 and 2008, 100% of PwC’s fees were pre-approved.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Each share of the Company’s Common Stock is entitled to one vote per share, which may be voted for or against or abstained. An abstention does not represent a vote cast, and as such has no effect on the proposal.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

COMMITTEE REPORTS

The following reports of the Audit and Compensation Committees do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee met with management, PwC, and representatives of the Internal Audit group (which is outsourced to Ernst & Young LLP) throughout the year to review and consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with management and PwC the process used for certifications by the Company’s CEO and principal financial officer that are required for certain of the Company’s filings with the Securities and Exchange Commission. The Audit Committee has reviewed and discussed the Company’s 2009 audited financial statements with management and with PwC. In addition, the Audit Committee also discussed with PwC the matters required to be communicated by Statement on Auditing Standards (SAS) No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380).

In addition, the Audit Committee received from PwC the written disclosures required by the Public Company Accounting Oversight Board’s (“PCAOB”) Rule 3256, Communication with Audit Committees Concerning Independence, and have discussed their independence with them. The Audit Committee has considered whether the provision by PwC of the professional services described above was compatible with the maintenance by PwC of its independent status and has determined that it was.

Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

James A. Williams (Chairman)
Donald P. Fusilli, Jr.
Ronald L. Gallatin
Robert M. Hernandez

Compensation Committee Report

The Compensation Committee discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on their reviews and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Daniel I. Booker (Chairman)
Craig R. Andersson
Charles C. Gedeon
Edith E. Holiday
Bryan T. Moss

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 28, 2010.

	Amount and
	Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

BlackRock, Inc.	2,644,079	(1)	8.8%
40 East 52nd Street
New York, NY 10022
FMR LLC	3,900,327	(2)	13.0%
82 Devonshire Street
Boston, MA 02109
Franklin Resources, Inc.	1,662,300	(3)	5.5%
One Franklin Parkway
San Mateo, CA 94403

(1)	This information is based solely on the Schedule 13G filed with the SEC on January 29, 2010, by BlackRock, Inc., a parent holding company or control person of the following subsidiaries: BlackRock Asset Management Japan Limited; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock International Ltd; and BlackRock Investment Management UK Ltd. Such filing indicates that BlackRock, Inc. has sole voting and dispositive power over all shares reported.

(2)	This information is based solely on the Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC and Edward C. Johnson 3d. Includes 3,359,097 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, as a result of acting as investment adviser to various investment companies, one of which, Fidelity Small Cap Value Fund, had ownership of 2,392,597 shares or 8.0%. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,359,097 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. Also includes 26,340 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or registered investment companies owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over and sole power to vote or to direct the voting of such shares. Also includes 514,890 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned bank subsidiary of FMR Corp., as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over and sole power to vote or to direct the voting of such shares.

(3)	This information is based solely on the Schedule 13G filed with the SEC on January 27, 2010, by Franklin Resources, Inc. and the following members of its affiliated group: Charles B. Johnson; Rupert H. Johnson, Jr.; and Franklin Advisory Services, LLC. Such filing indicates that the shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to the investment management subsidiaries all investment and/or voting power over the shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the “beneficial ownership” of our common stock by each director and nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information is provided as of February 28, 2010. Absence of an entry in the Percent of Class column indicates beneficial ownership of less than 1%.

	Amount and
	Nature of	Percent of
Name	Beneficial Ownership (1)	Class (2)

Craig R. Andersson	38,458	—
Daniel I. Booker	26,186	—
Donald P. Fusilli	11,431	—
Ronald L. Gallatin	90,000	—
Charles C. Gedeon	18,983	—
Stephen R. Giangiordano	64,843	—
Robert M. Hernandez	64,939	—
Dawne S. Hickton	138,618	—
Edith E. Holiday	16,763	—
William T. Hull	41,645	—
Bryan T. Moss	7,440
William F. Strome	29,808	—
Chad Whalen	21,343	—
James A. Williams	11,625	—
All directors and executive officers as a group (14 persons)	582,082	1.9%

(1)	Includes the following number of shares of common stock subject to stock options exercisable within 60 days for the following persons: Craig R. Andersson: 6,000; Stephen R. Giangiordano: 30,463; Dawne S. Hickton: 44,668; William T. Hull: 22,726; William F. Strome: 9,966; Chad Whalen: 13,779.

(2)	There were 30,056,857 shares outstanding as of February 28, 2010. In accordance with the rules and regulations of the Securities Exchange Commission, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  A. Overview and Pay Philosophy

For the 2009 executive compensation detailed in the tables that follow this discussion and analysis, our Board empowered the Compensation Committee (the “Committee” or the “Compensation Committee”) to discharge the Board’s duties concerning executive compensation and to advise the Board on the Company’s compensation philosophy, programs and objectives. Specifically, the Committee makes decisions regarding compensation of our named executive officers in accordance with the Committee’s Charter and in accordance with the Company’s compensation philosophy. The Committee is responsible for: the review and approval of the Company’s compensation philosophy including executive compensation programs, plans and awards; policies, principles and procedures for the selection of performance objectives for our CEO and other named executive officers; establishing compensation levels for the named executive officers based on the Committee’s evaluation of performance; and recommending CEO compensation levels to the Board based on the Committee’s evaluation of performance. The Committee also administers RTI’s stock-based compensation plans (including the shareholder-approved 2004 Stock Plan) through which long-term incentive compensation awards are granted to our named executive officers, other managers and employees.

Consistent with the Committee’s mandate, RTI has adopted a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Philosophy”). The overall philosophy related to our officer compensation programs set out in the Pay Philosophy is as follows:

•	To promote achievement of the Company’s business objectives and reinforce its strategies;

•	To align the interests of the Company’s officers with those of its shareholders;

•	To provide pay that is externally competitive and internally equitable; and

•	To promote retention of officers and non-officer executives who perform well.

The Company’s compensation programs, as outlined in the Pay Philosophy, are managed so as to help communicate the Company’s desired results and to promote decisions and actions by Company employees that produce those results. Specifically, the Pay Philosophy states that the Company’s compensation programs, discussed below, should be characterized by:

•	Variability — a large portion of total compensation will be based on Company performance, recognizing the highly cyclical nature of the Company’s business and the need to maintain conservative compensation levels during business downturns. Salaries are to be generally maintained at competitive levels, with opportunities for significant upward shifts in total compensation to be provided from performance-based bonus and long-term incentive awards;

•	Clarity — all relevant performance objectives for bonuses and long-term incentive programs will be clearly articulated;

•	Communicability — officers will be made aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve those earnings; and

•	Strategic Emphasis — compensation programs will include recognition of the roles of various elements of pay in attracting, retaining and motivating employees, the aspects of performance that each element is best suited to reward, and the characteristics of the Company and its officers that point to emphasis on specific elements of pay.

The Compensation Committee periodically reviews the Pay Philosophy and believes that it is sound and is not designed to encourage excessive risk taking, which may be detrimental to the Company or its shareholders and other constituencies.

  B. Elements of Named Executive Officer Compensation

Although the overall amount of compensation, and the allocation of such compensation between salary, bonuses and long-term incentive awards payable to our named executive officers differs based on experience, strategic importance, level of responsibility and other position-specific factors, our compensation philosophies and policies are applied on a consistent basis among our named executive officers.

The Company’s comprehensive compensation program consists of the following elements for our named executive officers:

•	Salary: Executive salary addresses current compensation and is paid to attract and retain qualified executives and to provide a base level of income regardless of performance, as well as in recognition of consistent excellent performance over a number of years. An individual’s salary may fall anywhere in a pre-determined range, the midpoint of which will be near the median of similar positions at appropriate comparator companies, with a maximum near the seventy-fifth percentile of the comparator group. However, individual salaries and salary adjustments reflect a variety of individual factors, including the responsibilities and scope of the position, relevant experience, time in position and individual performance as measured by the executive’s annual performance review.

•	Annual Cash Incentive Bonus Plan: The major role of annual incentive compensation (i.e., annual bonuses) is to motivate officers by recognizing attainment of specific, pre-established key short-term objectives and/or other strategic milestones or operational goals, which include both individual and corporate goals, as well as management team objectives and Company performance. The bonus award opportunity guidelines set forth in the Pay Philosophy call for annual bonuses for target performance as a percentage of base salary to be established near the median level for similar positions at appropriate comparator companies. The determination as to whether annual incentive compensation is paid and in what amount is not strictly formulaic in nature but is determined by the Committee based upon various factors, including overall Company performance, satisfaction of personal and team objectives, as well as general economic and industry conditions.

No bonus will be paid to an officer whose individual performance is judged to be unacceptable regardless of the level of corporate performance. The Compensation Committee may exercise its discretion and not pay bonuses where individual performance criteria has been met but where overall Company performance has not, or conversely may, in order to retain valued executives, pay bonuses to recognize exceptional individual performance when corporate performance has been less than planned.

•	Long-term Incentives: Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by the Company’s common stock price as well as total shareholder return. They also align the compensation of our executives with the interests of our shareholders. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan and may be made in a combination of stock (restricted shares, performance shares, phantom stock or non-restricted shares) and stock options.

°	Stock Option Awards: Our stock options are designed to align management’s interests with those of our shareholders, and have value only if our stock price increases over time. Options are granted at fair market value on the date of grant and vest ratably over a three-year period from the date of grant.

°	Restricted Share Awards: Because it is important to us to provide compensation that is externally competitive and to retain our executive officers, we utilize time-based restricted share awards that vest ratably over five years from the date of grant. Grants of restricted stock also build the ownership of our relatively new executive team and provide stability to the program when markets are down.

°	Performance Share Awards: Performance share awards provide for the issuance of shares of our common stock at a future date in the event we achieve established goals relating to total shareholder return, defined as the share price appreciation of the Company’s common stock (plus any dividends accrued during the performance period), as compared to the collective total shareholder return of a peer group of companies established by our Compensation Committee (listed on page 22 of this proxy statement), approved by the Board and communicated to the award recipients at the time of the granting of the award. If performance shares are earned under an award, they are to be issued on or before March 15th of the year following the end of the three-year performance period and upon the determination by our Compensation Committee that the performance goals have been achieved and at what level of achievement.

The Committee intends to cause approximately 40% of the value of long-term incentives to be in the form of performance share awards for each named executive officer. The remaining long-term incentives are split: approximately 40% consisting of restricted shares (time-based vesting) and 20% consisting of stock options for our CEO; approximately 35% consisting of restricted shares (time-based vesting) and 25% consisting of stock options for our executive and senior vice president named executive officers; and approximately 30% consisting of restricted shares (time-based vesting) and 30% consisting of stock options for our vice president and general counsel.

•	Stock Ownership Guidelines: In October 2008, our Board of Directors approved stock ownership guidelines applicable to certain executive officers of the Company. Under the guidelines, each participating officer has been asked to achieve certain stock ownership levels based on a percentage of base salary (calculated by award price or cost basis of the shares, as applicable). The current guidelines call for the following stock ownership goals:

Chief Executive Officer	5 times base salary
Chief Operating Officer	4 times base salary
Executive and Senior Vice Presidents	3 times base salary
Certain Vice Presidents	2 times base salary

Under the guidelines, participants have five years from the implementation of the policy to accumulate sufficient equity through various means (including open market purchases, employee stock purchase plan purchases, stock option exercises, restricted stock ownership and shares owned through 401(k) or Company savings plans), after which Board discretion will be used to address situations where the applicable guidelines have not been achieved.

•	Employee Stock Purchase Plan: In January 2009, our Board approved the RTI International Metals, Inc. Employee Stock Purchase Plan (“ESPP”), which was approved by our shareholders in April 2009. Under the terms of the ESPP, employees of RTI have the ability to purchase shares of our common stock through accumulated payroll deductions at a five percent discount to fair market value. Our named executive officers have the ability to participate in the ESPP on the same terms as other eligible employees.

•	Health and Welfare Benefits: We provide certain health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•	Perquisites: In November 2008 our Board restricted the issuance of perquisites to only those that are deemed to serve legitimate business functions. To that end, tax preparation and financial planning advice, certain business-related club memberships that are utilized by the Company as a whole, and annual executive medical exams have been retained, while personal club memberships, automobile allowances and other perquisites were eliminated. Perquisites are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table on page 26 of this proxy statement.

•	Post-Employment Compensatory Arrangements:

°	Pension Plan. We have a qualified defined benefit plan that covers each of our current named executive officers except for Messrs. Strome and Whalen. The benefits are based on a formula that includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” on page 32 of this proxy statement for a description of our defined benefit pension plan.

°	Supplemental Pension Program. Our named executive officers also participate in the supplemental pension program, a non-qualified defined benefit plan. This plan entitles our executives to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60, or prior to age 60 with 30 years of service with the Company’s consent. See “Retirement Benefits” on page 32 of this proxy statement for a description of our supplemental pension program.

°	401(k) Plan. Messrs. Strome and Whalen, who do not participate in the defined benefit pension plan, may participate in the Company-wide 401(k) defined contribution plan, in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not, other than Messrs. Strome and Whalen, match their contributions.

°	Change in Control Severance Policy. Each named executive officer is eligible to participate in our executive change in control severance policy, which entitles our CEO to a benefit equal to 2.5 times her annual base salary and bonus and each other named executive officer to a benefit equal to 2 times their annual base salary and bonus, in each case if the executive’s employment with the Company is terminated either by the Company other than for cause, death or disability, or by the executive for good reason, within 24 months after a change in control of the Company. Also, upon such event the executives will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, the continuation of life, disability and health insurance benefits for a specified period, and a “gross-up” payment in certain circumstances if the executive is subject to excise taxes because of these provisions.

°	Non-Change in Control Severance Policy. Each named executive officer is also eligible to participate in our executive non-change in control severance policy. It entitles the named executive officers to certain severance benefits in the event that the Company terminates the executive’s employment other than for cause, death or disability outside of the context of a change of control, if the Company breaches the executive’s employment agreement in certain circumstances or if the Company reduces the executive’s base salary without the executive’s consent. In such event, our CEO will be entitled to a benefit equal to 2 times her annual base salary and bonus, and each other named executive officer will be entitled to a benefit equal to 1 times their annual base salary and bonus. Participants are also entitled to the continuation of life, disability and health insurance benefits for a specified period.

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to RTI for such compensation.

Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the

Internal Revenue Code. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares and performance share awards, however, may not qualify for the performance-based exception and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall pay philosophy of the Company.

If a change in control of the Company results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. Our executive change in control severance policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, the Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by the Company.

  C. Overview of the Decision Making Process

The Compensation Committee reviews the compensation practices among peer companies to ensure the appropriateness of the Company’s compensation program design and compensation levels. Towers Watson (formerly Towers Perrin), a global professional services and benefits consulting firm, was engaged to report directly to the Compensation Committee as its independent compensation consultant to advise on compensation matters. The consultant has periodically participated in Committee meetings since 2006 and was engaged to advise on compensation trends and best practices, plan design, the reasonableness of individual compensation awards and proxy disclosure review. Towers Watson performs no other services for the Company.

Towers Watson employed a benchmarking process as an assessment tool that compares elements of RTI’s compensation programs with those of other companies that have similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Compensation Committee’s approval.

When advising the Compensation Committee on 2009 base salary and incentive compensation, Towers Watson used both market compensation data from reputable compensation surveys by Towers Perrin, Mercer Consulting and Watson Wyatt representing general industry companies, and a more specific analysis of proxy disclosures from publicly-owned peer companies. Each of the surveys contains at least 900 participant companies, although the number of participants and their company names varies by position reported and the individual participant companies providing data on a position by position basis is not provided by the survey publishers. The RTI peer group was developed based on a set of characteristics that include:

•	Annual revenues that range from approximately $200 million to $1.5 billion;

•	Relevant Global Industry Classification System (GICS) codes; and

•	Asset-intensive companies similar to RTI.

The following 2009 compensation peer group was established in October 2008:

AMCOL International Corp.	Ducommun Inc.	Ladish Co. Inc.	Olympic Steel Inc.
Brush Engineered Materials Inc.	Eagle Materials Inc.	LMI Aerospace Inc.	Texas Industries Inc.
Carpenter Technology Corp.	Easterline Technologies Corp.	Myers Industries Inc.	Titanium Metals Corp.
Castle (AM) & Co.	Haynes International Inc.	NN Inc.	Triumph Group Inc.
Dril-Quip Inc.	Kaydon Corp.	Northwest Pipe Company

Peer group pay practices for each pay element were analyzed for base salary, target annual bonus opportunities and long-term incentives. The peer group data was supplemented by broader general industry data from compensation surveys to facilitate the evaluation of compensation levels and design.

Using this peer group benchmarking approach, Towers Watson presented ranges of base salary, target annual bonus as a percentage of salaries, and target long-term incentives as a percentage of salaries for each of our named executive officers.

In January 2009, with input from the individual executives as well as the Chairman of the Board of Directors, our CEO established specific performance-based objectives for each member of the executive team to be used as the basis for determining annual bonus and long-term incentive awards to be paid in January 2010. The objectives were based upon various factors, including the immediate past performance of the Company and its reporting segments, the projected market conditions in the industry, and the short and long-term strategic plan of the Company as established by the Board. At the same time, and using the same approach, the Compensation Committee and the Chairman of the Board established specific performance-based objectives for Ms. Hickton. Each performance-based objective was reviewed by the Compensation Committee and approved by the Board of Directors. Executive performance against the objectives was evaluated and monitored throughout the year. The specific performance-based objectives are discussed below under “Analysis of Compensation Awards for Our Named Executive Officers.”

Between October 2009 and January 2010, our CEO reviewed the performance of the other named executive officers and a compensation benchmarking study prepared by Towers Watson for the purpose of setting base salary for 2010 and bonus and incentive compensation for 2009 performance. Ms. Hickton also reviewed and discussed with the Compensation Committee and the Chairman of the Board various performance metrics impacting achievement of bonus and incentive targets, including; the Company’s earnings per share and return on invested capital (each determined in accordance with Company accounting policy) as compared to the Company’s annual business plan, and individual performance for each of the named executive officers as compared against their personal and team objectives set the prior year, which are discussed below. Members of the Committee made recommendations to Ms. Hickton for her to consider in preparing final recommendations to the Committee. Based on input from the Chair of the Compensation Committee and the Chairman of the Board, basic information regarding trends in executive salaries in the manufacturing industry, market data on comparator companies, and Company and individual performance, our CEO made recommendations as to the compensation of the other named executive officers. The recommendations, along with tally sheets summarizing each executive’s current compensation and aggregate stock holdings and benefits were distributed to the Compensation Committee in advance of its meeting in January 2010. The overall purpose of the tally sheets is to bring together, in one place, all the elements of compensation of named executive officers so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as total compensation.

At its January 2010 meeting, the Committee reviewed and considered the recommendations of our CEO and information presented by Towers Watson with respect to the other executive officers and then, with the assistance of the Chairman of the Board, reviewed the performance of the CEO. The Committee then made the final determination as to base salaries for 2010 and any bonus and incentive compensation payments for 2009 performance based upon each individual’s status and performance, in each case consistent with the Pay Philosophy set forth above. Awards of 2010 long-term, equity-based compensation were granted at this meeting.

  D. Analysis of Compensation Awards for Our Named Executive Officers

Base Salary.  Base salaries for our named executive officers for 2007, 2008 and 2009 are set forth in the Summary Compensation Table located on page 26 of this proxy statement. In January 2009, the Committee determined to maintain 2009 base salaries at 2008 levels and to forgo any annual increases for our CEO and each of our named executive officers except for Mr. Strome. This determination was made in light of the global recession, the Company’s disappointing stock performance in 2008, and uncertainties in the Company’s markets heading in to 2009. The Committee believed the salary freeze was appropriate and prudent, despite benchmark data that supported increases. Mr. Strome’s base salary for 2009 was increased to $306,659 to bring him closer in line with the median salary for similar positions within the peer group and to account for increased responsibilities taken on during 2008.

Annual Incentive Compensation.  Annual incentive compensation target amounts are established as a percentage of each named executive officer’s base salary. For 2009, the target bonus amounts were as follows:

Target Bonus
Named Executive Officer(1)	(as percentage of base salary)

Dawne S. Hickton	75%
William T. Hull	50%
Stephen R. Giangiordano	50%
William F. Strome	50%
Chad Whalen	40%

(1)	Michael C. Wellham, the Company’s former Chief Operating Officer, resigned his position on October 16, 2009. As a result, Mr. Wellham is not included in the discussion of 2009 compensation.

The Company maintains the annual incentive compensation program as a discretionary annual cash bonus program. The determination as to whether an annual incentive bonus is to be paid and if so, at what level, is not strictly formulaic in nature, but is instead determined by our Compensation Committee after reviewing whether various pre-determined metrics relating to the Company’s financial objectives, management team objectives and individual personal objectives have been achieved. The Compensation Committee also considers general economic and industry conditions.

The financial objectives are shared by the executive officers and are evaluated based on pre-established earnings per share (“EPS”) and return on invested capital (“ROIC”) targets, which for 2009 were $0.55 and 4.1%, respectively. Based on actual results for 2009, the Compensation Committee determined that neither financial objective was achieved.

All of the named executive officers share a set of pre-established team objectives. For 2009 these consisted of six (6) Company-specific short-term objectives or operational goals that touch upon various aspects of the Company’s operations and business that the Board has determined are key areas to the Company’s continued growth and development. Those team objectives for 2009 were:

•	Achieving a reportable Occupational Safety and Health Administration (OSHA) reportable injury rate of 4.0 or less per 200,000 hours worked;

•	Meeting certain non-financial milestones for 2009 as stated in the Company’s five-year strategic plan;

•	Achieving a free cash flow (defined as cash flow from operations less capital expenditures) target of ($129) million;

•	Meeting the non-financial project milestones for 2009 relating to the Company’s capital expansion products;

•	Achieving pre-established cost reduction goals for 2009; and

•	Deploying and improving an enhanced budgeting and forecasting system.

Each of these team objectives was met during the year. The Committee also measured executive performance against pre-determined personal objectives. The following tables detail the specific individual objectives for 2009 and whether or not each was achieved:

Dawne S. Hickton — Vice Chairman, President and Chief Executive Officer

Personal Objective	Status

Successfully manage and assess capital expansion projects and analyze strategic options for supporting long-term metallic requirements	Achieved
Develop new customer relationships with major original equipment manufacturers	Achieved
Continue to develop relationships with key customers to win additional value-added business	Achieved
Support the Company’s position on governmental and regulatory issues	Achieved
Develop a more detailed and accurate market forecasting model	Achieved
Develop and implement a corporate-wide, incentive-based compensation program that drives performance and accountability at all levels of the management organization	Achieved

William T. Hull — Senior Vice President and Chief Financial Officer

Personal Objective	Status

Increase the use of specified financial systems with emphasis on detailed visibility on cost and variances	Achieved
Coordinate requirements for a managerial financial model and providing data to implement and maintain the model	Achieved
Develop and improve planning tools, enhanced system functionality, automation of processes and providing analysis of costs and changes in support of budgeting and forecasting process	Achieved
Manage XBRL financial reporting implementation	Achieved
Collaborate in the development of a more detailed sales forecasting model	Achieved
Achieve an additional 5% combined savings in audit and tax service costs	Achieved

Stephen R. Giangiordano — Executive Vice President of Technology and Innovation

Personal Objective	Status

Develop and implement an action plan that positively influences behavioral-based safety and accident free/defect free culture in the workplace	Achieved
Design and implement a certification process for manufacturing execution across all business units	Achieved
Drive kaizen process to generate a specified process to generate improvement in targeted performance areas	Not Achieved
Benchmark strategic technology roadmaps and align future technology roadmaps for specific processes and technologies to anticipated commercial opportunities	Achieved
Develop and implement improved, cross-functional management practices with the goal of improved effectiveness in hiring, retention and development	Achieved

William F. Strome — Senior Vice President of Finance and Administration

Personal Objective	Status

Develop and implement various managerial financial modeling tools	Achieved
Plan for integration of market research and analysis functions with strategic planning and finance	Achieved
Continue growth strategy for the energy market	Not Achieved
Monitor financing activities in banking and capital markets to strengthen balance sheet	Achieved
Collaborate in the development of a more detailed sales forecasting model	Achieved

Chad Whalen — Vice President and General Counsel

Personal Objective	Status

Improve electronic document retention practices	Achieved
Collaborate with human resources to institute formalized calendar for ethics and code of conduct training	Achieved
Support the Company’s position on governmental and regulatory issues	Achieved
Effectively conclude Custom’s duty drawback investigation	Not Achieved
Reduce recurring outside legal spend by at least 10%	Achieved
Oversee the effective rollout of the Company’s Employee Stock Purchase Plan	Achieved

After considering the Company’s overall performance, the performance of the executive management team as a whole, each executive’s performance against their personal objectives, and general economic conditions and industry outlook, the Committee determined that no cash bonus awards would be paid to the named executive officers for 2009, despite the fact that all team goals and a large majority of personal objectives were achieved. The primary reason for this decision was that the Company’s financial performance fell well short of the stated financial goals relating to EPS and ROIC.

Long-term incentive awards. The Committee does not consider amounts previously earned or not earned related to historical grants of performance-based awards when making its compensation decisions for the current year. Given the accomplishments of the management team as it relates to their team and personal objectives and the fact the no short term incentive bonuses were paid, long-term incentive awards were granted to the named executive officers approximately at target levels, as follows:

Award Value as
Percentage of
Base Salary
Awarded
Dawne S. Hickton	200%
William T. Hull	80%
Stephen R. Giangiordano	100%
William F. Strome	80%
Chad Whalen	60%

In each case, awards consisted of time-based restricted stock, stock options and performance shares, and these awards were made at the targeted amounts established at the beginning of the year. For additional information regarding the specific awards received and the amounts of such awards, see the “Grants of Plan-Based Awards” Table on page 28 of this proxy statement. The Committee believes that awards of the long-term incentives at these levels are appropriate for several reasons. Each named executive’s personal performance for the year met or exceeded expectations. The overall compensation program is based on peer group data and is designed to keep compensation in line with the Company’s peers and, more importantly, to put 60% or more of long-term incentive awards at risk if future performance is not achieved. The Committee believes that both stock options and performance share awards accomplish this goal as stock options only have value if the Company’s stock price appreciates and performance share awards are only paid out if total shareholder return is competitive against the pre-defined group of peers.

  E. Changes in Compensation for 2010

During the Compensation Committee’s meeting in January 2010, salary recommendations for the named executive officers were reviewed, discussed and determined for 2010 as follows:

Base Salary

Dawne S. Hickton	$585,000
William T. Hull	$305,000
Stephen R. Giangiordano	$340,000
William F. Strome	$330,000
Chad Whalen	$250,000

These salaries represent increases from current base salary that range from 6.3% to 9.0%. Based on the comparative market data reviewed and the fact that 2009 salaries were frozen at 2008 levels, the Committee believes these salaries to be appropriate for 2010 and consistent with the Company’s pay philosophy discussed above.

In addition, the Committee intends to modify the Company’s Annual Cash Incentive Bonus Plan for 2010 to enhance the pay-for-performance alignment and the expectations of management by introducing a more formulaic approach while retaining Committee discretion. Unlike the 2009 plan, corporate performance as well as the team and personal objectives will be weighted with formal performance ranges used to establish varying levels of payout for actual performance.

Summary Compensation Table

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive	Deferred	All Other
Name and				Awards	Option	Plan	Compensation	Compensation
Principal Position (1)	Year	Salary ($)	Bonus ($)(3)	($)(4)(5)	Awards ($)(4)	Compensation ($)	Earnings ($)(6)	($)(7)	Total ($)

Dawne S. Hickton	2009	$537,000	$—	$832,163	$254,800	N/A	$204,422	$14,821	$1,843,206
Vice Chairman,	2008	518,667	294,000	1,053,554	164,340	N/A	111,140	29,124	2,170,825
President and Chief	2007	375,003	300,000	461,100	168,800	N/A	97,749	130,626	1,533,278
Executive Officer
William T. Hull	2009	287,000	—	163,747	66,758	N/A	43,295	—	560,800
Senior Vice President	2008	274,917	103,000	238,116	47,476	N/A	25,736	15,135	704,380
and Chief Financial	2007	238,755	140,000	268,975	118,160	N/A	24,120	—	790,010
Officer
Stephen R. Giangiordano	2009	316,272	—	223,099	91,027	N/A	279,356	—	909,754
Executive Vice President of	2008	298,546	105,000	294,442	60,258	N/A	120,604	19,899	898,749
Technology and Innovation	2007	224,089	150,000	268,975	118,160	N/A	132,259	12,814	906,297
William F. Strome	2009	304,492	—	154,766	63,063	N/A	2,102	8,250	532,673
Senior Vice President of	2008	263,447	104,000	115,308	—	N/A	1,601	29,644	514,000
Finance and Administration	2007	31,516	—	204,300	285,000	N/A	—	—	520,816
Chad Whalen	2009	232,000	—	91,863	48,030	N/A	1,484	8,250	381,627
Vice President, General	2008	220,334	70,000	142,104	34,694	N/A	1,051	19,960	488,143
Counsel and Secretary	2007	177,337	80,000	125,115	363,900	N/A	406	4,160	750,918
Michael C. Wellham (2)	2009	343,416	—	331,110	101,410	N/A	(85,001)	6,400	697,335
President and Chief	2008	378,223	160,000	439,085	67,562	N/A	35,906	28,978	1,109,754
Operating Officer (former)	2007	273,755	190,000	268,975	118,160	N/A	49,095	21,978	921,963

(1)	Ms. Hickton and Mr. Strome were promoted to their current positions effective October 20, 2009. Messrs. Giangiordano and Hull were promoted to their current positions effective April 27, 2007. Mr. Strome was hired November 19, 2007. Mr. Whalen was hired on February 23, 2007.

(2)	Mr. Wellham resigned from the Company on October 16, 2009.

(3)	Represents the cash bonus paid to the named executive officers for their performance during the years presented.

(4)	Represents the aggregate grant date fair value, computed in accordance with the FASB’s authoritative guidance, of restricted stock, performance shares, and option awards issued by the Company during the years presented. The 2008 and 2007 awards values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values, as required by SEC rules effective for 2010. The grant date fair value of restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock option price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair values of these awards are set forth in Note 15 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(5)	The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance condition, as determined at the grant date. The grant date fair value of the performance share awards if they were calculated at the maximum payout for each of our named executive officers would have been: Ms. Hickton: 846,238; Mr. Giangiordano: 241,606; Mr. Hull: 177,590; Mr. Strome: 167,678; Mr. Wellham: 336,596; Mr. Whalen: 106,554.

(6)	Reflects the increase (decrease) during year presented in actuarial present values of each named executive officer’s accumulated benefits under the Pension Plan for Eligible Salaried Employees and the Supplemental Pension and Excess benefit plans.

(7)	Represents the aggregate incremental cost to the Company with respect to the perquisites and other personal benefits provided to the named executive officer in each year presented. See All Other Compensation Table on page 27 for further information on perquisites and other personal benefits provided to the Company’s named executive officers.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

							Change in
					Company	Severance	Control
			Tax	Insurance	Contributions	Payments/	Payments/
Name	Year	Perquisites (1)	Reimbursements	Premiums	to DC Plans (2)	Accruals	Accruals	Total

Dawne S. Hickton	2009	$14,821	N/A	N/A	$—	N/A	N/A	$14,821
	2008	29,124	N/A	N/A	—	N/A	N/A	29,124
	2007	130,626	N/A	N/A	—	N/A	N/A	130,626
William T. Hull	2009	—	N/A	N/A	—	N/A	N/A	—
	2008	15,135	N/A	N/A	—	N/A	N/A	15,135
	2007	—	N/A	N/A	—	N/A	N/A	—
Stephen R. Giangiordano	2009	—	N/A	N/A	—	N/A	N/A	—
	2008	19,899	N/A	N/A	—	N/A	N/A	19,899
	2007	12,814	N/A	N/A	—	N/A	N/A	12,814
William F. Strome	2009	—	N/A	N/A	8,250	N/A	N/A	8,250
	2008	21,894	N/A	N/A	7,750	N/A	N/A	29,644
	2007	—	N/A	N/A	—	N/A	N/A	—
Chad Whalen	2009	—	N/A	N/A	8,250	N/A	N/A	8,250
	2008	12,210	N/A	N/A	7,750	N/A	N/A	19,960
	2007	—	N/A	N/A	4,160	N/A	N/A	4,160
Michael C. Wellham	2009	—	N/A	N/A	6,400	N/A	N/A	6,400
	2008	21,228	N/A	N/A	7,750	N/A	N/A	28,978
	2007	14,228	N/A	N/A	7,750	N/A	N/A	21,978

(1)	Represents the aggregate incremental costs to the Company in 2009 for all perquisites and personal benefits for the listed individuals. Perquisites and personal benefits for 2009 consisted of (i) annual tax preparation and advisory services for each named executive officer, and (ii) annual executive physical examination and diagnostic services at a designated medical facility. In addition, Ms. Hickton maintains business-related club memberships which are used by the Company as a whole. Unless a dollar amount is included in this footnote, none of these benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals.

(2)	Represents the Company’s 401(k) matching contribution for the named executive officer. Mr. Wellham, Mr. Strome, and Mr. Whalen are the only named executive officers in the Company’s defined contribution 401(k) plan who received matching contributions.

Grants of Plan-Based Awards Table

										All Other	All Other
										Stock	Option	Exercise
										Awards:	Awards:	or Base	Grant Date
			Estimated Future Payouts			Non-	Estimated Future Payouts			Number	Number of	Price of	Fair Value
			Under Non-Equity Incentive			Equity	Under Equity Incentive			of Shares	Securities	Option	of Stock
	Grant	Approval	Plan Awards ($)			Rights	Plan Awards (#)(1)			of Stock	Underlying	Awards	and Option
Name	Date	Date	Threshold	Target	Maximum	(#)	Threshold	Target	Maximum	or Units (#)(2)	Options (#)(3)	($/sh)(4)	Awards (5)

Dawne S. Hickton	1/30/2009	1/30/2009	—	—	—	—	10,245	20,490	40,980	—	—	—	$423,119
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	—	40,000	13.88	$254,800
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	29,470	—	—	$409,044
William T. Hull	1/30/2009	1/30/2009	—	—	—	—	2,150	4,300	8,600	—	—	—	$88,795
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	—	10,480	13.88	$66,758
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	5,400	—	—	$74,952
Stephen R. Giangiordano	1/30/2009	1/30/2009	—	—	—	—	2,925	5,850	11,700	—	—	—	$120,803
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	—	14,290	13.88	$91,027
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	7,370	—	—	$102,296
William F. Strome	1/30/2009	1/30/2009	—	—	—	—	2,030	4,060	8,120	—	—	—	$83,839
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	—	9,900	13.88	$63,063
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	5,110	—	—	$70,927
Chad Whalen	1/30/2009	1/30/2009	—	—	—	—	1,290	2,580	5,160	—	—	—	$53,277
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	—	7,540	13.88	$48,030
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	2,780	—	—	$38,586
Michael C. Wellham	1/30/2009	1/30/2009	—	—	—	—	4,075	8,150	16,300	—	—	—	$168,298
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	—	15,920	13.88	$101,410
	1/30/2009	1/30/2009	—	—	—	—	—	—	—	11,730	—	—	$162,812

(1)	Represents the number of performance share awards granted in 2009 to the named executive officers. Performance shares awards earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period.

(2)	Represents the number of shares of restricted stock awards granted in 2009 to the named executive officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(3)	Represents the number of shares underlying stock option awards granted in 2009 to the named executive officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(4)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices of the stock on the date of grant.

(5)	Represents the grant date fair value of the award determined in accordance with the FASB’s authoritative guidance. The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo Model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to the Company’s Consolidated Financial Statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The tables above summarize the total compensation paid to or earned by each of our named executive officers during the fiscal year ended on December 31, 2009. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable, and provides additional description with respect to the compensation components set forth in the above tables.

Employment Agreements

The Company entered into amended and restated letter agreements with each named executive officer on December 31, 2008. These amended and restated letter agreements superseded any previous agreements in place between the executives and the Company with respect to their employment.

Except as described below, each of the five letter agreements are identical. In each case the named executive will be employed by the Company for an initial three-year term. Each executive’s employment will be automatically extended for additional one year periods thereafter until the executive attains age 65 unless either the Company or the executive gives prior notice that the agreement will not be renewed. The Company may terminate an agreement at any time for any reason, including “cause” as defined in the agreement (see page 38 for definition). If an executive’s employment is terminated for “cause” he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause and not in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Non-Change in Control Severance Policy, as described on page 40 of this proxy statement, will be effective. If the Company terminates the executive’s employment other than for cause and in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Change in Control Severance Policy, as described on page 39 of this proxy statement, will be effective.

Each executive who is party to a letter agreement has agreed not to do any of the following during the period equal to the longer of 12 months (24 months in the case of Ms. Hickton) after termination of employment or the period during which the executive is receiving any severance benefits: compete with the Company or be involved with any business that has as its principal business the production of titanium; solicit the business of any Company customer, supplier or licensee; or induce or attempt to influence any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliate.

Under the terms of the letter agreements, each executive officer will be paid the annual salary set forth therein, subject to increases from time to time at the sole discretion of the Company. In addition to base salaries, each executive is eligible to receive bonuses as the Board of Directors of the Company may determine under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation, which is discussed under “Compensation Discussion and Analysis” on page 17, and will be eligible to participate in the Company’s stock incentive plan. Each executive is also entitled to paid vacation and other benefits in accordance with the Company’s existing policies and existing and future applicable employee benefit programs including RTI’s Supplemental Pension and Excess Benefit plans, as may be amended from time to time. For further information regarding RTI’s Supplemental Pension and Excess Benefit plans, see page 33 of the proxy statement.

Awards under the 2004 Stock Plan

The Company’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (which, under the Plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. The Company utilizes a mix of incentive stock options, restricted share awards, and performance share awards, with each vesting over time. Stock options are granted at fair market value on the date of grant and vest ratably over three years. Restricted share awards are also granted by the Company, and vest ratably over five years. Performance share awards earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period. See page 41 of the proxy statement for additional information regarding awards issued under the Company’s 2004 Stock Plan.

Incentive Bonus Awards

Consistent with the Company’s Pay Philosophy, annual bonuses for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. The Compensation Committee has discretion to pay or not pay a bonus to a particular officer, based on his or her individual performance, regardless of the level of corporate performance. See page 17 of this proxy statement under “Compensation Discussion and Analysis” for additional information regarding the Company’s payment of bonus awards.

Perquisites and Other Compensation

Certain perquisites are provided to our named executive officers that the Company believes are competitive with other similar companies and consistent with the Company’s compensation philosophy, as discussed under “Compensation Discussion and Analysis”. Through October 2008, the

principal perquisite programs that were available to the named executive officers include tax preparation and financial planning advice, use of a Company automobile or automobile allowance, business-related club memberships, and annual executive medical exams. Effective November 1, 2008, the principal perquisite programs that may be utilized by the named executive officers include tax preparation and annual executive medical exams. With the exception of Ms. Hickton, each of the named executive officers had their base salary adjusted to include an automobile allowance and a business-related club membership allowance. Ms. Hickton’s base salary was adjusted to include an automobile allowance, and she maintained her business-related club memberships, which are used by the Company as a whole.

The Company currently also has in place a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers who do not participate in the defined benefit pension plan, which is discussed below. Messrs. Strome and Whalen are the only named executive officers for whom the Company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

Post-Employment Compensatory Arrangements

The Company currently has in place a Pension Plan for Eligible Salaried Employees, a Supplemental Pension Program and an Excess Pension Plan that may be utilized by some or all of the named executive officers. The Company’s pension plan is a qualified defined benefit plan that covers each of the Company’s current named executive officers except for Messrs. Strome and Whalen. The benefits are based on a formula which includes a percentage of the participant’s average monthly base salary multiplied by the number of continuous years of service. The named executive officers also participate in the supplemental pension program, a non-qualified defined benefit plan, which entitles the executive to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60 or prior to age 60 with 30 years of service with RTI’s consent. The Company also maintains the RTI International Metals, Inc. Excess Benefits Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 32 of the proxy statement for additional detail regarding the Company’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the current holdings of stock option, restricted stock, and performance share awards by the named executive officers. This table includes vested and unvested option awards as well as unvested restricted stock awards. Each equity grant is shown separately for each named executive officer.

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan Awards:				Market	Unearned	Unearned
				Number of			Number of	Value of	Shares,	Shares,
				Securities			Shares or	Shares or	Units, or	Units, or
		Number of Securities		Underlying			Units of	Units of	Other	Other
		Underlying Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Grant Date	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name (1)	of Award	Exercisable	Unexercisable (2)	Options (#)	Price ($)	Date	Vested (#)(3)	Vested ($)(4)	Vested (#)(5)	Vested ($)

Dawne S. Hickton

	1/30/2009	—	40,000	—	$13.88	1/30/19	29,470	$741,760	40,980	$1,031,467

	1/25/2008	3,000	6,000	—	51.17	1/25/18	8,960	225,523	—	—

	1/26/2007	3,333	1,667	—	76.85	1/26/17	4,368	109,943	—	—

	1/27/2006	7,000	—	—	45.09	1/27/16	2,475	62,296	—	—

	1/28/2005	8,000	—	—	21.50	1/28/15	750	18,878	—	—

	1/30/2004	5,335	—	—	14.96	1/30/14	—	—	—	—

William T. Hull

	1/30/2009	—	10,480	—	13.88	1/30/19	5,400	135,918	8,600	216,462

	1/25/2008	866	1,734	—	51.17	1/25/18	1,920	48,326	—	—

	1/26/2007	2,333	1,167	—	76.85	1/26/17	2,316	58,294	—	—

	1/27/2006	4,000	—	—	45.09	1/27/16	1,240	31,211	—	—

	8/1/2005	10,000	—	—	34.90	8/1/15	—	—	—	—

Stephen R. Giangiordano

	1/30/2009	—	14,290	—	13.88	1/30/19	7,370	185,503	11,700	294,489

	1/25/2008	1,100	2,200	—	51.17	1/25/18	2,400	60,408	—	—

	1/26/2007	2,333	1,167	—	76.85	1/26/17	2,308	58,092	—	—

	1/27/2006	4,000	—	—	45.09	1/27/16	577	14,523	—	—

	1/28/2005	4,000	—	—	21.50	1/28/15	262	6,595	—	—

	1/30/2004	4,000	—	—	14.96	1/30/14	—	—	—	—

	1/31/2003	8,000	—	—	10.22	1/31/13	—	—	—	—

Willam F. Strome

	1/30/2009	—	9,900	—	13.88	1/30/19	5,110	128,619	8,120	204,380

	11/19/2007	6,666	3,334	—	68.10	11/19/17	1,000	25,170	—	—

Chad Whalen

	1/30/2009	—	7,540	—	13.88	1/30/19	2,780	69,973	5,160	129,877

	1/25/2008	633	1,267	—	51.17	1/25/18	1,120	28,190	—	—

	2/19/2007	6,666	3,334	—	83.41	2/19/17	900	22,653	—	—

(1)	Mr. Wellham resigned from the Company on October 16, 2009.

(2)	These stock option awards vest ratably in three equal annual installments beginning one year after the grant date.

(3)	Represents time-based restricted stock awards that vest in five equal annual installments beginning one year after the grant date, except for Mr. Strome’s 2007 award, which vests in three equal annual installments.

(4)	The market value of restricted stock awards is based on the closing market price of RTI stock as of December 31, 2009, which was $25.17.

(5)	Represents the number of shares of common stock payable under performance share awards based on achieving maximum performance goals.

Option Exercises and Stock Vested During 2009

The following table provides information for the named executive officers on (1) stock option exercises during 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares Acquired	on	Acquired on	on
Name	on Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Dawne S. Hickton	6,000	$74,280	7,521	$109,239
William T. Hull	—	—	2,052	29,878
Stephen R. Giangiordano	—	—	2,311	33,477
William F. Strome	—	—	1,000	18,450
Chad Whalen	—	—	580	8,050
Michael C. Wellham	—	—	2,488	35,711

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Retirement Benefits

Pension Benefits Table

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
Name(1)	Plan Name	Service (#)	Benefits ($)(2)	Fiscal Year ($)

Dawne S. Hickton	Pension Plan	12	$227,754	$—
	Supplemental Pension Program	12	284,466	—
	Excess Benefits Plan	12	158,937	—
William T. Hull	Pension Plan	4	72,430	—
	Supplemental Pension Program	4	36,299	—
	Excess Benefits Plan	4	6,801	—
Stephen R. Giangiordano	Pension Plan	26	643,088	—
	Supplemental Pension Program	26	390,071	—
	Excess Benefits Plan	26	82,877	—
William F. Strome	Supplemental Pension Program	2	3,703	—
Chad Whalen	Supplemental Pension Program	2	2,941	—

(1)	Mr. Wellham resigned from the Company on October 16, 2009.

(2)	The present value has been calculated assuming the earliest time at which the named executive officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. As described in the Consolidated Financial Statements, the discount rate assumption is 6.15%.

The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan for Eligible Salaried Employees (the “Pension Plan”) is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI International Metals, Inc.) in 1964. The Pension Plan recognizes, for pension benefits, services and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc., United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides, under normal retirement, amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years average. Average monthly earnings are determined based upon annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included in the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the tables below, are subject to offsets for certain pensions payable under the U.S. Steel and the Quantum pension plans. Effective January 1, 2006 the Plan was closed to new participants. In order to comply with the limitations of the Internal Revenue Code, when pension payments exceed the amounts permitted to be paid from federal income tax qualified plan, the excess pension benefits will be paid directly by RTI under the Excess Benefits Plan.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2009, annual compensation in excess of $245,000 cannot be taken into account in determining qualified plan benefits. The Company maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be limited by such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Ms. Hickton, Mr. Giangiordano, and Mr. Hull have been so designated.

Supplemental Pension Program

Officers participating in the Company’s annual incentive compensation programs (i.e., annual bonuses) are also eligible for the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years service and with RTI consent, they will be entitled to receive the benefits shown in the tables below based on bonuses paid as annual incentive compensation under the Pay Philosophy and Guiding Principles.

As of December 31, 2009, Ms. Hickton had 12 credited years of service, Mr. Giangiordano had 26 years of service, and Mr. Hull had 4 years of credited service. Both Mr. Strome and Mr. Whalen had 2 years of credited service. Average annual bonuses as of December 31, 2009, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers are as follows: Ms. Hickton, $230,800; Mr. Giangiordano, $103,000; Mr. Hull, $93,600; Mr. Strome, $20,800; and Mr. Whalen, $30,000.

The benefits shown above are based on a formula whereby the average annual bonuses for the highest five years in the preceding ten year period are multiplied by a factor. The factor is determined by multiplying 1.5% for each year of continuous service. The Supplemental Pension is paid as a lump sum distribution based on the present value of the amounts payable. The Supplemental Program provides for surviving spouse benefits at a reduced rate under certain conditions described in the Supplemental Pension Program.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers, in the event of termination of such executive’s employment as of December 31, 2009 under the different scenarios captioned in the tables. No table is included for Mr. Wellham as he resigned from the Company on October 16, 2009. Upon his

(Potential Payments Upon Termination or Change in Control — Continued)

resignation, Mr. Wellham received no special payments other than those included in the Summary Compensation Table on Page 26 of this proxy statement. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the narrative following the tables, as well as the table and narrative related to retirement benefits on page 32 of this proxy statement.

The following tables include payments under the Company’s 401(k) Savings Plan. The Savings Plan payments estimated for Ms. Hickton, Mr. Hull, and Mr. Giangiordano consist solely of employee contributions as these executives have not received any matching contributions by the Company. Messrs. Strome and Whalen receive a match of 50% of their first 8% contribution to the Plan and are not participants in the Pension Plan. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2009 may not be indicative of actual payments in future periods.

Dawne S. Hickton

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term
Compensation
Bonus Earned In Year of
Termination	$—	$—	$—	$—	$—	$—	$—
Cash Severance & Short-Term
Incentive	—	—	134,250	134,250	—	1,074,000	2,349,375
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	451,600
Time-Based Restricted Stock	—	—	—	—	—	—	1,158,399
Performance-Based Restricted Stock	—	—	343,797	—	—	—	515,733
Other Benefits
Savings Plan	171,770	171,770	171,770	171,770	171,770	171,770	171,770
Pension Plan (1)	33,193	33,193	5,172	33,193	33,193	33,193	33,193
Supplemental Pension
Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	168,825	56,911	24,333	168,825	168,825	168,825
Change-In-Control Retirement
Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	82,550
Health & Welfare Benefits	—	—	—	—	—	26,470	33,088
Life, LTD, Supplemental LTD
and Insurance	—	—	—	—	—	20,568	25,710
Excise Tax and Related
Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	1,433,073

Total	$204,963	$373,788	$711,900	$363,546	$373,788	$1,494,826	$6,423,316

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William T. Hull

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term
Compensation
Bonus Earned In Year of
Termination	$—	$—	$—	$—	$—	$—	$—
Cash Severance & Short-Term
Incentive	—	—	71,750	71,750	—	287,000	861,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	118,319
Time-Based Restricted Stock	—	—	—	—	—	—	273,749
Performance-Based Restricted Stock	—	—	72,137	—	—	—	108,231
Other Benefits
Savings Plan	83,174	83,174	83,174	83,174	83,174	83,174	83,174
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension
Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement
Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	136,256
Health & Welfare Benefits	—	—	—	—	—	13,235	26,470
Life, LTD, Supplemental LTD
and Insurance	—	—	—	—	—	2,448	4,896
Excise Tax and Related
Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$83,174	$83,174	$227,061	$154,924	$83,174	$385,857	$1,612,095

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

Stephen R. Giangiordano

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$—	$—	$—	$—	$—	$—
Cash Severance & Short-Term Incentive	—	—	79,068	79,068	—	316,272	948,816
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	161,334
Time-Based Restricted Stock	—	—	—	—	—	—	325,121
Performance-Based Restricted Stock	—	—	98,163	—	—	—	147,245
Other Benefits
Savings Plan	332,566	332,566	332,566	332,566	332,566	332,566	332,566
Pension Plan (1)	61,973	61,973	30,987	61,973	61,973	61,973	61,973
Supplemental Pension Program (2)	—	—	332,835	40,046	—	—	—
Excess Benefits Plan (2)	—	60,699	70,716	8,508	60,699	60,699	60,699
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	41,014
Health & Welfare Benefits	—	—	—	—	—	13,235	26,470
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	1,056	2,112
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$394,539	$455,238	$944,335	$522,161	$455,238	$785,801	$2,107,350

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William F. Strome

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$—	$—	$—	$—	$—	$—
Cash Severance & Short-Term Incentive	—	—	76,665	76,665	—	306,659	919,997
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	111,771
Time-Based Restricted Stock	—	—	—	—	—	—	153,789
Performance-Based Restricted Stock	—	—	68,110	—	—	—	102,190
Other Benefits
Savings Plan	59,991	59,991	59,991	59,991	59,991	59,991	59,991
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	—
Health & Welfare Benefits	—	—	—	—	—	13,235	26,470
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	1,056	2,112
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	470,523

Total	$59,991	$59,991	$204,766	$136,656	$59,991	$380,941	$1,846,843

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

Chad Whalen

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$—	$—	$—	$—	$—	$—
Cash Severance & Short-Term Incentive	—	—	58,000	58,000	—	232,000	649,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	85,127
Time-Based Restricted Stock	—	—	—	—	—	—	120,816
Performance-Based Restricted Stock	—	—	43,292	—	—	—	64,939
Other Benefits
Savings Plan	62,805	62,805	62,805	62,805	62,805	62,805	62,805
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan(2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	—
Health & Welfare Benefits	—	—	—	—	—	—	—
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	930	1,860
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$62,805	$62,805	$164,097	$120,805	$62,805	$295,735	$984,547

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. Giangiordano, Hull, Strome, and Whalen provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause, the provisions of the Executive Severance Policies described below will be effective. “Cause” is defined in the letter agreements as (i) any material breach by the Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of his or her duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that Executive has not acted in accordance with requirements and the Executive’s failure to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.

Executive Change in Control Severance Policy

The Executive Change in Control Severance Policy (the “Change in Control Policy”) that the Board of Directors adopted is applicable to each of Ms. Hickton, Mr. Giangiordano, Mr. Hull, Mr. Strome, and Mr. Whalen. It will also be applicable to any successor to these individuals should any of them leave the position they each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.

The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (which mirrors the definition set forth on page 38 of this proxy statement), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:

•	Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual bonus as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the Chief Executive Officer and 2.0 for all other executives;

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants;

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of common stock or their equivalent;

•	Subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment;

•	Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period; and

•	An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities;

•	The board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner;

•	RTI merges with another company and RTI’s shareholders end up with less than 60 percent of the voting power of the new entity;

•	RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of RTI’s assets.

“Good reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following: (A) The assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) A material reduction or alteration in the nature of Executive’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by the Company to continue any of the Company’s employee benefit programs or practices in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s letter agreement; (E) Any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; or (F) requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is based immediately prior to the Change in Control.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (using the definition set forth on page 38 of this proxy statement), death or disability, by the executive within ninety (90) days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•	Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the Chief Executive Officer, 18 months in the case of the Chief Operating Officer, and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the Chief Executive Officer, 1.5 for the Chief Operating Officer and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•	Continuation for up to 24 months for the Chief Executive Officer, 18 months for the Chief Operating Officer and 12 months for the other applicable executives, of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the terms of the Company’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate in the event that the executive is terminated for cause, is terminated without cause, voluntarily terminates employment or becomes permanently disabled, and any vested but unexercised stock options are immediately forfeited. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, stock options may continue to be exercised for three years following retirement or death; provided, however, that the Compensation Committee may cause the immediate forfeiture of unvested shares where an executive retires before the age of 65 or after the executive retires at any age if the Committee deems such forfeiture to be in the best interests of the Company.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred
	or Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name (1)	Cash ($)	($)(2)(3)	($)(4)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Craig R. Andersson	$57,000	$59,989	$—	$—	$—	$—	$116,989
Daniel I. Booker	64,125	59,989	—	—	—	—	124,114
Donald P. Fusilli, Jr.	57,000	59,989	—	—	—	—	116,989
Ronald L. Gallatin	57,000	59,989	—	—	—	—	116,989
Charles C. Gedeon	57,000	59,989	—	—	—	—	116,989
Robert M. Hernandez	85,500	89,999	—	—	—	—	175,499
Edith E. Holiday	64,125	59,989	—	—	—	—	124,114
Bryan T. Moss	57,000	59,989	—	—	—	—	116,989
James A. Williams	76,000	59,989	—	—	—	—	135,989

(1)	Dawne S. Hickton serves as both a director and an employee of the Company. RTI employees receive no extra pay for serving as a director.

(2)	Represents the aggregate grant date fair value, computed in accordance with the FASB’s authoritative guidance, of awards granted to each non-employee director on April 24, 2009. The grant date fair value of each stock award was $15.87. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to the Company’s Consolidated Financial Statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(3)	As of December 31, 2009, each non-employee director had the following aggregate number of common share ownership: Craig R. Andersson: 32,458; Daniel I. Booker: 26,186; Donald P. Fusilli: 11,431; Ronald L. Gallatin: 90,000; Charles C. Gedeon: 18,983; Robert M. Hernandez: 64,939; Edith E. Holiday: 16,763; Bryan T. Moss: 7,440; James A. Williams: 11,625.

(4)	As of December 31, 2009, each non-employee director had the following aggregate number of vested options outstanding: Craig R. Andersson: 6,000.

RTI employees receive no extra pay for serving as a director. As of January 1, 2009, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $120,000 and Mr. Hernandez received an annual retainer of $180,000 as non-employee Chairman of the Board, with one-half of these retainers are paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. In addition, the Audit Committee Chairperson received an annual cash retainer of $20,000, the Nominating/Corporate Governance Committee Chairperson and Compensation Committee Chairperson each received an annual cash retainer of $7,500.

Beginning July 1, 2009, the Board elected to reduce its compensation by 10% until such time as the Board determines to reinstate its full compensation program.

No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extraordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for attending such meetings. No such meetings occurred during 2009.

Director Stock Ownership. The Board of Directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of common stock equal to three times their annual retainer.

TRANSACTIONS WITH RELATED PARTIES

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2009 in which any of our directors, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company.

Although as a general matter, and in accordance with our Code of Ethical Business Conduct and our Conflict of Interest Policy (both of which are available on our website at www.rtiintl.com), the Company’s preference is to avoid transactions with the Company in which any of our related parties had or will have a direct or indirect material interest, we recognize that, from time to time, such related party transactions may be contemplated. On an annual basis, we ask all non-union employees to review our Code of Ethical Business Conduct and Conflict of Interest Policy and to certify their compliance in writing. In the event that we become aware, through this process or otherwise during the year, that a potential transaction with a related party is being contemplated, the matter would be reviewed and considered by executive management or by the Board of Directors. Based on this review, a determination is made as to whether the Company would have a material interest in the transaction and whether such transaction could present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than the best interests of the Company and our shareholders. Only related party transactions that in the business judgment of our executive management or the Board of Directors, as the case may be, are in the best interests of the Company should be approved, or ratified, and all others should be rejected.

We also circulate a questionnaire to each of our non-employee directors, each nominee for election as a director of the Company, and each executive officer of the Company annually in connection with the preparation of our annual proxy statement. Completion of this questionnaire allows us to review and address any actions that the Company should take with respect to any current or contemplated relationships each respondent may have with our significant customers, service providers, suppliers, or other vendors, which we identify by name in the questionnaire.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

There were 30,056,857 shares outstanding as of February 28, 2010. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is December 2, 2010. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 15, 2011.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations in writing to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders and any other interested parties, who wish to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2009 Annual Meeting attended such meeting.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Andersson, Booker, Gedeon, and Moss and Ms. Holiday. None of the current members of the Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of RTI are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. Based upon a review of filings with the Securities Exchange Commission, written representations that no other reports were required, and on RTI’s records, the Company believes that all such reports were timely filed for transactions that occurred in 2009.

Available Information

Copies of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and this proxy statement, as filed with the Securities Exchange Commission, are available to shareholders. A shareholder may obtain a copy of the Form 10-K or this proxy statement free of charge on RTI’s website (www.rtiintl.com), on the Securities Exchange Commission’s website (www.sec.gov) or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973. Such requests may also be made by sending an email to request@rtiintl.com or by calling 1-800-869-6304. For written requests, a copy of the Form 10-K and proxy statement will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to RTI’s costs of providing such copies.

By Order of the Board of Directors

Chad Whalen
Secretary

Dated: April 1, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 30, 2010.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/RTI

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Daniel I. Booker	☐	☐	02 - Donald P. Fusilli, Jr.	☐	☐	03 - Ronald L. Gallatin	☐	☐

	04 - Charles C. Gedeon	☐	☐	05 - Robert M. Hernandez	☐	☐	06 - Dawne S. Hickton	☐	☐

	07 - Edith E. Holiday	☐	☐	08 - Bryan T. Moss	☐	☐	09 - James A. Williams	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2010.	☐	☐	☐

 B  Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
⁄ ⁄

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — RTI International Metals, Inc.

1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973
Proxy For 2010 Annual Meeting of Shareholders
Solicited on Behalf of the Directors of RTI International Metals, Inc.
The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock that the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 30, 2010, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all Proposals.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.
PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.